Exhibit 10.34



Farr Company
2221 Park Place
El Segundo, California 90245

                                                               November 23, 1994

H. Jack Meany
Chairman, President & Chief Executive Officer

Mr. John C. Johnston
25677 Wildwood Drive
Calabasas, California 91302

SUBJECT:  Offer of Employment


Dear John:

     We offer you the position of Vice President at a salary rate of $170,000 per year starting January 1, 1995.

     You will be eligible for company benefits which currently include: profit sharing, ESOP, 401K. management bonus plan and management stock option plan. You will receive a car allowance.

     A special grant of options for 44,000 shares of common stock will be made. These options will be at a price of $5.00 pr the price on the day of award, whichever is lower. Further, they must be confirmed by the shareholders at the 1995 annual meeting in order to remain operative.

     It is agreed that, as a condition of your accepting employment, if you are discharged while reporting to someone other than me, including any new owner, for reasons other than cause, during the first two years, then you will receive termination pay of twelve months or for the then remaining period up through two years, whichever is shorter.

     If this is acceptable to you please indicate your agreement by signing and returning one copy.

     I am very enthusiastic about the prospects of your joining Farr and I know the others here, including the Directors, will feel likewise.

With kind regards,


/s/ Jack Meany
--------------
    Jack Meany



         Accepted:   /s/ John C. Johnston            11/28/94
                     --------------------            --------
                         John C. Johnston               Date